Exhibit 5.1

[Fulbright & Jaworski L.L.P. LETTERHEAD]

                                November 18, 2005

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268

Dear Sirs:

We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 21, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 9,200,000 shares of your common stock, $.001 par value per share (the “Shares”) (including up to 1,200,000 shares of common stock which may be purchased by the underwriters if the underwriters exercise the option granted to them by the selling stockholder to cover over-allotments, if any), for resale by WexAir LLC, the selling stockholder identified in the Registration Statement. As your counsel, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and legally issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.